UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 14, 2020

MAJESCO

(Exact Name of Registrant as Specified in its Charter)

California	001-37466	77-0309142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.002 par value	MJCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Postponement of 2020 Annual Meeting of Shareholders

The 2020 annual meeting of shareholders of Majesco, originally scheduled for September 21, 2020, will be postponed in light of the pending merger of Magic Merger Sub, Inc. (“Merger Sub”) with and into Majesco with Majesco surviving as the surviving corporation and wholly-owned subsidiary of Magic Intermediate, LLC (the “Merger”) under the Amended and Restated Agreement and Plan of Merger dated August 8, 2020, by and among Majesco, Magic Intermediate, LLC and Merger Sub, as the same may be amended or supplemented from time to time (the “Merger Agreement”). Majesco does not currently expect to hold the 2020 annual meeting of shareholders because Majesco, Magic Intermediate, LLC and Merger Sub expect to consummate the Merger on or about September 21, 2020.  If the Merger is not consummated, a postponed 2020 annual meeting of shareholders would likely be held (and the meeting date, record date and related dates for shareholder proposals announced) later in 2020.

Important Note Regarding Dissenters’ Rights and the Timing of Payment of Merger Consideration

Shares of Majesco common stock whose holders have not “CONSENTED TO” the Merger could become Excluded Shares (as defined in the Merger Agreement) if their holders properly exercise dissenters’ rights under Chapter 13 of the California General Corporation Law (“CGCL”). Therefore, following the effective time of the Merger, (A) a holder of record of shares (including a holder of record through book entry) of Majesco common stock will not receive the Merger Consideration (as defined in the Merger Agreement) pursuant to the Merger Agreement until promptly following the earlier of (i) Majesco’s receipt of a written “CONSENT TO” the Merger proposal from the holder of such shares at the record date or (ii) the expiration of the 30-day period for written demand of dissenters’ rights assuming such holder did not properly exercise dissenters’ rights during such period and (B) a person holding a beneficial interest in shares held of record in the name of another person, such as a broker or nominee (commonly referred to as “street name” for shares held through a brokerage account) will not receive the Merger Consideration until promptly following the expiration of the 30-day period for written demand of dissenters’ rights assuming such holder did not follow the procedures of the holder of record in a timely manner in order to perfect such person’s dissenters’ rights during such period.

If a shareholder properly exercises dissenters' rights under Chapter 13 of the CGCL during such 30-day period, then such shareholder will not receive the Merger Consideration for such shareholder’s Excluded Shares so long as their status as such is maintained; such shareholder would instead receive the “fair market value” of the Excluded Shares in accordance with Chapter 13 of the CGC.

On or about September 14, 2020, Majesco will be distributing to each shareholder that did not “CONSENT TO” the Merger proposal a Notice of Approval of Merger and Dissenters’ Rights (the “Notice”), which will explain the dissenters’ rights process under Chapter 13 of the CGCL in greater detail. Each Majesco shareholder that did not “CONSENT TO” the Merger proposal is encouraged to read the Notice which contains important information about the steps to be taken by shareholders intending to exercise dissenters’ rights.

Cautionary Language Concerning Forward-Looking Statements

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission (“SEC”) and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K, as amended by its Quarterly Reports on Form 10-Q.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this report include, but are not limited to: the incurrence of unexpected costs, liabilities or delays relating to the Merger; and the failure to satisfy the conditions to the Merger.

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that Majesco will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO

Date: September 14, 2020	By:	/s/ Adam Elster
Adam Elster, Chief Executive Officer

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